                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12

                          Willamette Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

                  [Willamette Industries, Inc. Letterhead]

April 11, 2001



Dear [Customer]:

I am writing to update you on the current situation with respect to our fight against Weyerhaeuser's hostile takeover attempt. Since we last wrote to you, Weyerhaeuser has extended its hostile offer for Willamette until May 18 and has announced that it has chosen to use our annual meeting on June 7 to try to replace three of our experienced board directors with its own slate of paid nominees.

Weyerhaeuser has said it feels that a combination of Willamette with Weyerhaeuser is a `compelling' transaction. Thanks to the many letters of support from our customers we know that you do not share that view. Like us, you realize that there is nothing `compelling' about the reduction in marketplace competition that a combination of Willamette and Weyerhaeuser would bring. We have been extremely heartened to read your supportive comments and I want to assure you that we are committed to fighting Weyerhaeuser for as long as it takes.

It is possible that some of you have heard that a deal with Weyerhaeuser is inevitable. That is not the case. Doubtless there are some people out there who hope the competition they face from Willamette would simply go away, but they are to be disappointed. Should you hear any such rumors please feel free to express any concerns you might have directly to me.

Willamette has attained its position as one of the industry's leading companies by providing our customers with excellent products and the service you demand. Our continued investment in new plants and our rebuilding of existing mills demonstrate our commitment to meeting your needs remains as strong as ever.

We will keep you informed of any further significant developments and, in the meantime, I'd like to thank you once again for your continued support.


Sincerely,

[J. Eddie McMillan
Executive Vice President - Building Material Group]
[Michael R. Onustock
Executive Vice President - Pulp and Fine Paper Marketing]
********************************************************************************

                  [Willamette Industries, Inc. Letterhead]

April 12, 2001


Dear [Community Leader]:

I am writing to update you on our fight against Weyerhaeuser's hostile takeover attempt. I have been encouraged by the letters we have received from the leaders of the communities in which we operate, and I thank you for your support. You have made it clear you agree that Weyerhaeuser's hostile actions raise serious issues for our customers, communities and employees.

Since we last wrote to you, Weyerhaeuser has announced that it has chosen to use our annual meeting on June 7 to try to install its own slate of paid nominees onto our board of directors. Were they to be successful, we believe Willamette's board would be distracted from its pursuit of the company's long-term strategic plan and the communities in which we operate would suffer.

I am enclosing a copy of an ad that we will be placing in local papers. It outlines why we believe the proposed combination will have negative impacts on our employees and the communities in which they live.

Weyerhaeuser has been very quiet about the effect of their proposal on communities, employees and customers. Will employees lose their family-wage jobs? Will customers lose the benefits of a competitive marketplace? Will communities lose the economic and charitable contributions and caring stewardship of their timberlands by a trusted business partner? Weyerhaeuser has not made any commitments, and has studiously avoided talking about what the future might look like for the communities in which Willamette operates.

During the next few weeks you will doubtless hear much rhetoric as our battle heats up, but I would ask that you listen carefully to your communities and continue supporting our cause. I can assure you that we intend to fight this unwanted takeover attempt and I feel with your continued support we will prevail.

Sincerely,


/s/ Duane C. McDougall
Duane C. McDougall
President and Chief Executive Officer

********************************************************************************

ATTENTION WILLAMETTE SHAREHOLDERS:

                                Vote for Kentucky

                                    (we did!)

             Protect your investment, your jobs and your communities
                       from Weyerhaeuser's hostile actions

Willamette Industries has invested over $750 million in Kentucky during the past decade. We recently completed one of the largest building projects in Kentucky history. And we now employ about 1,000 people at 5 locations statewide. With Willamette's Board in charge, our future looks bright in Kentucky. But Weyerhaeuser has made no commitments about what would happen in Kentucky if they accomplish their hostile takeover of Willamette. If they're successful:

     o    Shareholders - could risk selling their Company for what the
                         Willamette Board has determined is far less than it is worth.

     o    Employees    - may lose their family-wage jobs.

     o    Customers    - could see competition in the marketplace severely
                         eroded.

     o    Communities  - may lose their connection with local business leaders.

     o    Kentucky     - could lose a strong business partner.

We have received hundreds of letters of support from shareholders, employees,
                 --------
customers and community leaders. They express concern about Weyerhaeuser's hostile actions and the great damage they could do to your company and to Kentucky.


                As shareholders, only you can stop Weyerhaeuser.

                               Every vote counts.

                              Vote the Green Proxy

                     [LOGO OF WILLAMETTE INDUSTRIES, INC.]


If you have any questions about or need assistance in voting your proxy, please call MACKENZIE PARTNERS toll free at (800) 322-2885 or by e-mail at
                          proxy@mackenziepartners.com.



********************************************************************************

ATTENTION WILLAMETTE SHAREHOLDERS:

                             Vote for South Carolina

                                    (we did!)

                  Protect your investment and your communities
                       from Weyerhaeuser's hostile actions

Willamette Industries has invested over $800 million in timberlands and capital projects in South Carolina since 1988. And we now employ nearly 1,000 people at 8 facilities statewide. With Willamette's Board in charge, our future looks bright in South Carolina. But Weyerhaeuser has made no commitments about what would happen in South Carolina if they succeed in their hostile takeover attempt of Willamette. If they're successful:

          o    Shareholders    -  could risk selling their Company for what the
                                  Willamette Board has determined is far less than it is worth.

          o    Employees       -  may lose their family-wage jobs.

          o    Customers       -  could see competition in the marketplace
                                  severely eroded.

          o    Communities     -  may lose their connection with local business
                                  leaders.

          o    South Carolina  -  could lose a strong business partner and a company dedicated to caring for its
                                  timberlands.


We have received hundreds of letters of support from shareholders, employees,
                 --------
customers and community leaders. They express concern about Weyerhaeuser's hostile actions and the great damage they could do to your company and to South Carolina.

                As shareholders, only you can stop Weyerhaeuser.

                               Every vote counts.

                             Vote the Green Proxy


                     [LOGO OF WILLAMETTE INDUSTRIES, INC.]

             If you have any questions about or need assistance in
               voting your proxy, please call MACKENZIE PARTNERS
                   toll free at (800) 322-2885 or by e-mail at
                        proxy@mackenziepartners.com.


********************************************************************************

                                                                    News Release

                                              [Willamette Industries, Inc. Logo]




FOR IMMEDIATE RELEASE
April 12, 2001

CONTACT:          Greg Hawley               Cathy Dunn                 Paul Verbinnen/David Reno/
                  EVP & CFO                 VP Communications          Jim Barron
                  Willamette Industries     Willamette Industries      Citigate Sard Verbinnen
                  503-273-5640              503-273-5642               212-687-8080

                    WILLAMETTE REPORTS FIRST QUARTER EARNINGS
                         Continues to Outperform Sector

PORTLAND, ORE. - April 12, 2001 - Willamette Industries (NYSE:WLL) today reported financial results for the first quarter ended March 31, 2001.

Net earnings for the 2001 first quarter were $66.6 million, or $0.61 per diluted share, versus net earnings of $85.3 million, or $0.76 per diluted share, in the first quarter of 2000. Sales for the 2001 first quarter were $1.13 billion, as compared to $1.17 billion for the same period last year. First quarter net earnings include a $0.03 per share gain from the sale of non-strategic timberland offset by a $0.04 per share charge associated with the defense of the unsolicited hostile takeover initiated by Weyerhaeuser during the fourth quarter of 2000.

Duane McDougall, President and Chief Executive Officer, said, "Willamette produced solid earnings for the quarter despite weakened conditions in the general economy and higher energy costs across all lines of business. Our strong performance relative to our peers, many of which already pre-announced first quarter losses, is the result of our low cost, integrated business strategy, balanced business mix, and the exceptional dedication and efforts of our employees.

"Earnings were driven by continued strength in our brown paper segment, which continues to perform well despite light seasonal volumes and high energy costs," McDougall continued. "White paper earnings were down slightly from the fourth quarter due to significant deterioration in pricing for hardwood market pulp. Our building materials business remains profitable and our plants continue to run efficiently, despite very difficult market conditions across all grades."

Commenting on the Company's outlook, McDougall said: "In the face of economic and market pressures, high energy costs, and a hostile takeover attempt, we continue to believe we will remain the performance leader in the forest products industry. We are confident that the continued pursuit of our long-term strategic plan will yield significant growth opportunities for shareholders, customers and our other constituencies."

Commenting on Weyerhaeuser's hostile takeover attempt, McDougall concluded, "Our continued out-performance demonstrates why we believe we are the industry's leading franchise and why we are adamantly opposed to Weyerhaeuser's inadequate offer. Weyerhaeuser's proposal values Willamette at a 1 percent discount to its 52-week high and a 6 percent discount to its all time high, unlike other deals in which the target received a premium to these benchmarks. Additionally, the alternative directors Weyerhaeuser has nominated for election to the Willamette Board are entirely lacking in public company board experience, and all of them have been paid $25,000 by Weyerhaeuser just to stand for election. Given these facts, we ask our shareholders: Will the Weyerhaeuser nominees act in a reasoned way on behalf of all Willamette shareholders, or will they simply attempt to deliver Willamette to Weyerhaeuser at a price your Board has determined is inadequate?"

Conference Call Information:

         WHAT:                 Willamette Industries Earnings Conference Call

         WHEN:                 Thursday, April 12, 2001
                               11:00 a.m. Eastern time

         NUMBER:               1-800-482-2239
                               Dial in by 10:45 a.m. Eastern time
                               Conference name/reservation number: 995289

         WEBCAST:              www.StreetFusion.com "Live Webcast Center"
                               --------------------

         REBROADCAST           April 12 3:30 p.m. Eastern time through
         DATES:                April 19 5:00 p.m. Eastern time

         REBROADCAST           1-800-625-5288 or 303-804-1855
         NUMBER:               Reservation number 995289

Willamette Industries is an integrated forest products company with 105 plants, located in the U.S., France, Ireland and Mexico. The company owns 1.7 million acres of forestland in the U.S. and manages it sustainably to produce building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward looking statement made by Willamette with respect to the Weyerhaeuser tender offer is not entitled to the benefit of the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions; the level of new housing starts and remodeling activity; the availability and terms of financing for construction; competitive factors, including pricing pressures; the cost and availability of wood fiber; the effect of natural disasters on the Company's timberlands; construction delays; risk of nonperformance by third parties; and the impact of environmental regulations and other costs associated with complying with such regulations. Please refer to Willamette Industries' Securities and Exchange Commission filings for further information.

                           WILLAMETTE INDUSTRIES, INC.
                              FINANCIAL HIGHLIGHTS



Quarter Ended March 31                 2001            2000
-----------------------      --------------   -------------

Basic Earnings Per Share  $            0.61   $        0.77

Diluted Earnings Per Share             0.61            0.76

Sales                         1,131,664,000   1,167,126,000

Earnings Before Taxes            98,011,000     130,235,000

Net Earnings                     66,647,000      85,304,000

Average Shares Outstanding:
    Basic                       109,520,000     111,279,000

    Diluted                     110,138,000     111,784,000


April 12, 2001

WILLAMETTE INDUSTRIES, INC.                                      April 12, 2001
Quarterly Statistical Data
First Quarter 2001


                                                                            First Quarter
                                                                ---------------------------------
                                                                     2001                 2000
                                                                --------------      -------------
PRODUCT SHIPMENTS
-----------------
  Lumber 1" - MBF                                                     242,149            213,804
  Plywood - 3/8" MSF                                                  298,291            400,981
  Oriented Strand Board  - 3/8" MSF                                    78,527             72,960
  Domestic Particleboard - 3/4" MSF                                   157,690            159,148
  International Particleboard - 3/4" MSF                               44,771             39,103
  Domestic MDF - 3/4" MSF                                              81,916             80,649
  International MDF - 3/4" MSF                                         64,090             67,901
  Domestic Corrugated - MSF                                         6,181,580          6,491,714
  International Corrugated - MSF                                      371,269             93,871
  Grocery Bags - Tons                                                  24,286             27,261
  Business Forms - Tons                                                90,443             92,209
  Cut-sheets - Tons                                                   203,445            181,971
  Brown Mills - Tons                                                  453,210            457,999
  Market Pulp - Tons                                                   65,033             37,062
  White Mills - Tons                                                  363,492            381,568

SEGMENT INFORMATION ($ in thousands)
------------------------------------
  Sales:
    Building Materials Group                                         $325,095           $391,658
    Brown Paper                                                       436,629            418,580
    White Paper                                                       369,940            356,888
  Operating Earnings:
    Building Materials Group                                           18,492             45,278
    Brown Paper                                                        78,906             67,256
    White Paper                                                        40,763             58,280
    Corporate                                                         (12,495)           (11,360)
    Non-Recurring and Other Income (Expense) - Net (A)                 (1,144)              (486)

SUPPLEMENTAL FINANCIAL ($ in thousands)
---------------------------------------
  Cost of Sales                                                       939,036            942,963
  Selling & Administrative Expense                                     66,962             64,709
  Interest Expense - Net                                               26,511             28,733
  Capitalized Interest                                                  2,851              1,669
  Income Taxes                                                         31,364             44,931
  Tax Rate                                                              32.0%              34.5%
  Depreciation & Amortization                                          69,451             64,814
  Cost of Fee Timber Harvested                                         12,349              9,819
  Deferred Taxes                                                       19,506             20,255
  Plant, Property & Equipment                                         112,128             71,224
  Timber, Roads & Reforestation                                         4,471              6,013

AVERAGE SHARES OUTSTANDING (in thousands)
-----------------------------------------
  Basic                                                               109,520            111,279
  Diluted                                                             110,138            111,784

(A) Non-recurring and other income (expense) - net for the first quarter of 2001 includes a $5.3 million gain on the sale of non-strategic timberlands and a charge of $6.0 million for hostile takeover defense costs.

                          Willamette Industries, Inc.
                          Consolidated Balance Sheets
                   (000s omitted, except per share amounts)

                                                                                              3/31/01        12/31/00
                                                                                            -----------     ----------
Assets
    Current Assets:
       Cash...............................................................................  $   30,221      $   24,284
       Accounts receivable -- net.........................................................     461,291         459,591
       Inventories........................................................................     453,083         473,788
       Prepaid expenses...................................................................      34,838          35,154
                                                                                            -----------     ----------
          Total current assets............................................................     979,433         992,817
    Other assets..........................................................................      92,636          92,975
    Timber, timberlands and related facilities -- net.....................................     994,396       1,014,285
    Property, plant and equipment -- net..................................................   3,064,050       3,017,593
                                                                                            -----------     ----------
                                                                                            $5,130,515      $5,117,670
                                                                                            ===========     ==========
Liabilities and Stockholders' Equity
    Current Liabilities:
       Notes payable -- current...........................................................  $  110,879      $  127,499
       Accounts payable and accrued expenses..............................................     411,062         450,040
       Federal and state income taxes.....................................................      28,492          19,184
                                                                                            -----------     ----------
          Total current liabilities.......................................................     550,433         596,723
    Long-term debt........................................................................   1,542,661       1,542,926
    Deferred income taxes and other liabilities...........................................     609,199         596,978
    Stockholders' Equity:
       Common stock, $.50 par value; authorized 150,000
          shares; issued and outstanding 109,590 and 109,417 shares.......................      54,795          54,709
       Capital surplus....................................................................     235,236         229,598
       Retained earnings..................................................................   2,138,191       2,096,736
                                                                                            -----------     ----------
          Total stockholders' equity......................................................   2,428,222       2,381,043
                                                                                            -----------     ----------
                                                                                            $5,130,515      $5,117,670
                                                                                            ===========     ==========

                      Consolidated Statements of Earnings
                   (000s omitted, except per share amounts)

                                                                                               Three Months Ended
                                                                                           ----------------------------
                                                                                             3/31/01          3/31/00
                                                                                           -----------     ------------
Net sales.................................................................................  $1,131,664      $1,167,126
Cost of sales.............................................................................     939,036         942,963
                                                                                            -----------     ----------
    Gross profit..........................................................................     192,628         224,163
Selling and administrative expense........................................................      66,962          64,709
Non-recurring and other income (expense) - net (A)........................................     (1,144)           (486)
                                                                                            -----------     ----------
    Operating earnings....................................................................     124,522         158,968
Interest expense..........................................................................      26,511          28,733
                                                                                            -----------     ----------
    Earnings before income taxes..........................................................      98,011         130,235
Income taxes..............................................................................      31,364          44,931
                                                                                            -----------     ----------
    Net earnings..........................................................................  $   66,647      $   85,304
                                                                                            ===========     ==========
Basic earnings per share..................................................................  $     0.61      $     0.77
                                                                                            ===========     ==========
Diluted earnings per share................................................................  $     0.61      $     0.76
                                                                                            ===========     ==========
Average shares outstanding - basic........................................................     109,520         111,279
                                                                                            ===========     ==========
Average shares outstanding - diluted......................................................     110,138         111,784
                                                                                            ===========     ==========

Note:

(A) Non-recurring and other income (expense) - net for the first quarter of 2001 includes a $5.3 million gain on the sale of non-strategic timberlands and a charge of $6.0 million for hostile takeover defense costs.

                           Willamette Industries, Inc.
                              Summary of Cash Flows
                                  (000s omitted)


                                                     Three Months Ended
                                          -----------------------------------------
                                             3/31/01                    3/31/00
                                          ---------------            --------------
Operating Activities:
  Net earnings                            $       66,647             $      85,304
  Depreciation, amortization and cost of
       fee timber harvested                       81,800                    74,633
  Deferred income taxes                           19,506                    20,255
  Change in working capital items                (17,257)                  (36,680)
                                          ---------------            --------------
                                                 150,696                   143,512
                                          ---------------            --------------
Investing Activities:
  Proceeds from sale of assets                    10,740                         -
  Expenditures for property purchases           (112,128)                  (71,224)
  Expenditures for timber, timberlands,
      roads, and reforestation                    (4,471)                   (6,013)
  Other                                           (2,541)                   19,991
                                          ---------------            --------------
                                                (108,400)                  (57,246)
                                          ---------------            --------------

Financing Activities:
  Net change in operating lines of credit        (16,000)                    5,858
  Debt borrowing                                   1,951                         -
  Proceeds from sale of common stock               5,718                     1,129
  Repurchased common stock                             -                   (31,593)
  Cash dividends                                 (25,192)                  (23,372)
  Payment on debt                                 (2,836)                  (40,846)
                                          ---------------            --------------
                                                 (36,359)                  (88,824)
                                          ---------------            --------------
Change in cash                            $        5,937             $      (2,558)
                                          ===============            ==============


--------------------------------------------------------------------------------

                           Willamette Industries, Inc.
                       1st Quarter 2001 vs 4th Quarter 2000
                             Selling Price Variances


                                                   AVERAGE PRICE VARIANCE
                                                 PER UNIT INCREASE/(DECREASE)
                                          -----------------------------------------
                                              Q1 2001                  March 2001
                                            vs. Q4 2000               vs. Q1 2001
                                          ---------------            --------------
Bleached pulp - ton                           $ (83.00)                 $ (27.00)

Forms - ton                                   $   9.00                  $   6.00

Cut sheets - ton                              $  (3.00)                 $  (4.00)

Corrugated containers - ton                   $  (1.00)                 $  (4.00)

Paper bags - ton                              $  13.00                  $   4.00

Lumber - mbf                                  $ (16.00)                 $   8.00

Plywood - 3/8" msf                            $  (5.00)                 $   5.00

Oriented strand board - 3/8" msf              $ (14.00)                 $  (2.00)

Domestic particleboard - 3/4" msf             $ (16.00)                 $  (4.00)

Domestic MDF - 3/4" msf                       $   2.00                  $   8.00

                     1Q 2001 ANALYST CONFERENCE CALL SCRIPT

Conference Call Operator

Good morning. I'd like to welcome you to the Willamette
Industries first quarter 2001 conference call.

Before we begin, I have been asked to remind you that during the course of this conference call the company may make forward-looking statements within the meaning of the federal securities laws. The company believes that its expectations are reasonable and are based on reasonable assumptions. However, risks and uncertainties relating to future events could cause actual results to differ materially from expectations. For a full discussion of the risks and uncertainties, please refer to our recent SEC filings. The company does not intend and assumes no obligation to update any forward-looking statements. Any forward-looking statement made by Willamette with respect to the Weyerhaeuser Offer is not entitled to the benefit of the safe harbor protections of the Private Securities Litigation Reform Act of 1995.

Following our discussion, we will have a question and answer period. I'd like now to introduce Duane C. McDougall, chief executive officer of Willamette Industries. Please go ahead, sir:

Duane McDougall:
---------------
Good morning and thank you for joining us today. I have with me Greg Hawley, executive vice president and chief financial officer.

Earlier this morning, we released our earnings for the 2001 first quarter. You should all have either received a copy of the press release, or if not, you can access it on our web site.

As you have seen, the first quarter was again strong for Willamette and I think, given the multiple negative earnings warnings in our sector, we will again outperform the rest of the paper and forest products industry. I think this performance, especially considering the weakened economic and industry conditions, once again demonstrates our position as the industry's low cost integrated producer.

Our sales of $1.13 billion and net earnings of $66.6 million, or $0.61 per diluted share, were below 2000's first quarter and trended down since the fourth quarter. However, in the face of significantly increased energy costs and a slower economy we are very pleased with the profitability levels delivered in our three segments.

Our returns again exceeded our cost of capital. As others in the industry begin announcing their results, I think you will see that our annualized return on average assets of 5.2%, our annualized return on average equity of 11.1% and the EBITDA margins of 18.2% will put us at the top of the industry. We believe the gap between our performance and the industry's will continue to widen.

You may have noticed our announcement last week of our modernization project at our Surepine Particleboard facility. I think this is yet another example of what sets us apart. We are willing to continue to invest in our people and facilities that have already proven themselves as profitable low cost producers. Our Surepine facility for some time has been a market leader in the supply of quality particleboard. We believe, to stay in that position, we need to invest in the next generation of low cost production if we want to remain in this line of business. The combined strength of this new continuous press modernization at Surepine and our new continuous press particleboard facility in South Carolina will continue to make us the low cost producer of domestic particleboard for some time to come.

Another example of our flexibility from our integrated business strategy is our production of softwood pulp at our Port Wentworth, GA facility. As many of you know, that facility is a hardwood pulp facility. In the face of the current imbalance of hardwood pulp in the market, our people have managed to convert the facility to swing between hardwood and softwood. Because of the current hardwood market pulp conditions we produced approximately 56% softwood in the first quarter to help supply our internal needs. We remain net buyers of softwood pulp.

Just a quick note on energy - We have previously confirmed that we are 61% self-sufficient regarding our energy needs, thus significantly less vulnerable to the open market. That said, to the extent we generally cover our market energy needs each quarter at the beginning of the quarter, the first quarter 2001 was significantly more affected than fourth quarter 2000. Additionally, we have found that many of our suppliers have passed on their higher energy costs and this too has affected margins.

What I'm most proud of in the first quarter is our people in the face of Weyerhaeuser's hostile takeover attempt. I believe they continue to show what sets apart our workforce and culture from others in our industry. They are efficient and focused on running a lean, autonomous, low cost production business and continue to show through their dedication and performance that they are not interested in changing that autonomous culture for a bureaucratic culture for someone else's benefit. I'll comment more on the hostile takeover attempt in a moment, but right now let me turn it over to Greg to give you some color on our quarterly performance.

Greg Hawley:
-----------
Thanks Duane.

Let me make some brief comments about each of our operating segments.

Brown Paper
-----------

Our brown paper segment continues to be our largest contributor to earnings. The generally softer economy and higher energy costs reduced current quarter earnings 24% from fourth quarter 2000. The 8,000 ton volume decrease from the fourth quarter was a direct reflection of how the slower economy affected our domestic corrugated box business. Higher energy costs affected our brown segment by $7.0 million over the fourth quarter. This effect is more significant than our other segments due primarily to the higher number of facilities. In addition, production at a number of our California box plants was negatively affected by electricity blackouts.

The $15-20 liner and medium price decreases in the first quarter did not significantly affect our corrugated pricing. Some of our National Account business, while representing less than 20% of our total corrugated business, may be more affected in the second quarter, but we are currently not feeling any significant pricing pressures. Finally, we had approximately 16,000 tons of downtime in first quarter versus 9,000 tons in fourth quarter of 2000 primarily related to maintenance.

White Paper

Our white segment earnings were down slightly in the first quarter as compared with the fourth quarter. Our sales volumes were up 12.0% in our converting business, cut sheets and forms, as our order file stayed strong throughout the quarter. With our order file strengths, pricing too remained relatively stable with forms increasing $9/ton and cut sheets decreasing only $3/ton.

However, it is no surprise to many of you that the obvious soft spot in the white segment is hardwood market pulp where sales prices dropped an average of $83/ton from the fourth quarter 2000 to the first quarter. Duane already discussed the shift to softwood pulp production at Port Wentworth to minimize the impact of this market swing, thus the reason for 6,000 ton decrease in the market pulp sales since the fourth quarter. There is some offsetting benefit to these lower pulp prices in the form of lower raw material cost to our white paper mills.

While energy matters continue to impact profits, $1.6 million more than the fourth quarter of 2000, there is less of an impact than our brown segment because of fewer converting facilities.

Building Materials
------------------

Finally building materials - We are very pleased with the focus maintained in our Building Materials segment and the ability to generate $18.5 million of operating earnings in a market where prices across all grades were soft. While average sales prices continued to soften throughout most of the quarter, it appears they may be bottoming out. Volumes for the quarter, with the exception of plywood, actually increased over the fourth quarter of 2000. Export log volumes were down slightly from the fourth quarter of 2000, and earnings were negatively impacted by prices declining 12%. Overall log costs declined 5.2% in the first quarter compared to the fourth quarter primarily because of excellent dry weather logging conditions in Oregon.

The one significant non-recurring item for the quarter was the sale of 26,545 acres of non-strategic timberland in Missouri. We have been working on this sale since the summer of 2000 and closed it in March for a net gain of $0.03/share.

Our tax rate declined slightly to 32% reflecting the effect of continued energy credits on lower anticipated operating income than 2000.

Please note in our press release attachments for the first quarter, we included price trends by line of business for the first quarter of 2001 compared to the fourth quarter of 2000, as well March compared to the first quarter. With that I'll turn it back to Duane.

Duane McDougall:
---------------
Thanks Greg.

Let me give you a quick summary of our significant capital projects:

- I briefly mentioned our new particleboard facility in Bennettsville, SC. It is currently scheduled to begin operating in August of this year.

- There is really nothing new to report on Kingsport. It is moving forward on schedule and on budget with the paper machine anticipated to start up in August 2002.

- In March we announced a modernization project to replace a platen press line with a continuous press at our Ireland MDF facility. This already successful facility will be one of the most efficient in the world when completed in September 2002.

- Construction has begun on a new small corrugated facility in Oklahoma City with completion scheduled for November 2001 and our Elk Grove plant successfully completed relocation to a larger facility in Bedford Park, IL in March.

- Finally, badly needed additional cut sheet capacity will be operational at our Ohio sheeting facility in May of this year.

I should point out that even with this capital program and with increasing our cash dividend by nearly 10% we have been able to reduce our debt to capital to 40.5% at March 31st from 41.2% at year-end.

Outlook
-------

Looking forward, we see many of the same industry challenges continuing in terms of the economy, market pressures and energy costs. While we can't change these, I am proud of how we continue to respond to these challenges to remain the most efficient, lowest cost integrated producer. The qualities we focus on as a company -- being balanced in our business mix, integrating from top to bottom, and maintaining our low cost structure -- all work hand-in-hand with the strong values and unique culture of Willamette. We remain confident that our long-term strategic plan is the best one to fully realize our opportunities and the company's value to shareholders, employees, customers, and our communities.

As most of you know, expectations are that the industry should perform well in the next few years. While the short-run continues to be challenging, longer-term, we're very positive.

Weyerhaeuser
------------

I want to conclude by saying that it is because of Willamette's strong values and culture, our ability to continue to outperform our competitors, and our belief that we can deliver more value to Willamette's shareholders in the long term that we remain adamantly opposed to Weyerhaeuser's inadequate offer. We continue to believe Weyerhaeuser acted opportunistically at a time when industry stock prices were depressed and our stock price was low. While that's good for them, it's not good for Willamette's shareholders.

We remain fully committed to delivering value to our shareholders over the long term and expect that our shareholder returns will continue to exceed those of our peers, driven by continued out-performance in terms of margins and return on assets.

Electing Weyerhaeuser's nominees to our board is not the best way to enhance value for Willamette's shareholders. I won't bore you with the serious questions and short-falls as to their candidates basic qualifications to serve on our board and while we understand they say their nominees will act within their fiduciary duties, I think reasonable people will ask the question: "With two of their nominees having been employees of Weyerhaeuser and we believe currently receiving pensions, and all of them having been paid $25,000 just to stand for election - how is it possible that these people will act in an objective manner to represent the best interests of Willamette shareholders rather than Weyerhaeuser?"

Please understand that we are fully committed to delivering value, but we believe negotiating the sale of Willamette to Weyerhaeuser now is absolutely the wrong way to do it and at entirely the wrong time. Weyerhaeuser has asked why we don't just sit down with them to talk, to negotiate. We are not for sale, but even if we were for sale there is nothing we have heard from them in the last five months that indicates they are even in the ballpark. As I have said before we will seriously consider any and all reasonable opportunities that are in the best interests of our shareholders. But, let me be clear, we will not negotiate at bargain basement levels for the premier forest products company.

We are prepared to be in this for the long haul if need be and confident that we will prevail on behalf of all of our shareholders.

Thank you all very much.  We'd now be happy to take questions.

Operator?